Exhibit 99.1

News Release	JBT Corporation 70 W. Madison Suite 4400 Chicago, IL 60602

For Release: Immediate

Investors:	Debarshi Sengupta	+1-312-861-6933
Media:	Ken Jones	+1-312-861-6791

JBT Corporation Reports Second Quarter 2012 Results

Highlights (Continuing Operations):
o	Diluted earnings per share from continuing operations of $0.27

o	Revenue of $214 million and operating income of $14 million

o	Generated $32 million in cash from operating activities

o	Announced acquisition of rotary sterilization technology

o	Reaffirmed full-year diluted earnings per share guidance of $1.35 - $1.45

CHICAGO, August 6, 2012—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported second quarter 2012 results.

Revenue for the second quarter was $214.4 million, down 15 percent compared to the same period last year.  Second quarter diluted earnings per share from continuing operations was $0.27 compared to $0.35 in the prior-year period.  Second quarter inbound orders of $243 million and backlog of $308 million increased sequentially 2 percent and 10 percent, respectively.  Aftermarket parts and service volume increased 9 percent year-over-year.  Cash generated from operating activities totaled $31.9 million for the quarter.  Debt, net of cash, was $104.9 million at quarter-end, a decline of $18.9 million from $123.8 million as of March 31, 2012.

 “Our second quarter results were in line with our expectations.  Higher overall aftermarket volume, segment operating profit margin expansion, and strong cash flow were highlights in the quarter.  Additionally, we successfully executed a technology acquisition that strengthens our FoodTech product portfolio,” said Charlie Cannon, Chairman and Chief Executive Officer.  “Based on our current backlog, good order activity so far in the third quarter, and expected savings from our cost reduction initiatives, we are reaffirming our full-year earnings guidance range of $1.35 to $1.45,” concluded Cannon.

JBT FoodTech

JBT FoodTech’s second quarter revenue of $137.5 million decreased 6 percent in constant currency from the same period in 2011.  Sales gains in freezing and chilling and protein processing equipment across North America, Asia-Pacific and Latin America, as well as overall stronger aftermarket volume, were more than offset by an unfavorable year-on-year comparison in the project-based tomato & fruit processing equipment business and lower freezing and chilling equipment volume in Europe.  Segment operating profit of $14.1 million increased 8 percent in constant currency relative to the prior-year quarter.  Segment operating profit margin increased by 120 basis points to 10 percent, largely driven by the higher aftermarket volume and savings from cost reduction initiatives announced in January 2012.  Second quarter inbound orders of $162.9 million increased 5 percent year-over-year and 11 percent sequentially largely because of strong order activity in freezing and chilling equipment in North America.  Backlog of $154.5 million increased 18 percent from the second quarter of 2011 and 20 percent sequentially.  Lastly, in the second quarter JBT FoodTech acquired rotary sterilization technology from H.G. Molenaar & Co (Pty) Ltd., headquartered in Paarl, South Africa.  This acquisition further strengthens JBT's in-container sterilization portfolio for the canned food industry.

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JBT AeroTech

JBT AeroTech’s second quarter revenue of $77.7 million declined 20 percent from the same period in 2011.  Strong gains in aftermarket volume and higher military loader sales were more than offset by lower gate equipment sales resulting from the anticipated production gap in the passenger boarding bridge product line.  Despite the volume decline, segment operating profit of $7.5 million was essentially in line with the prior-year quarter.  Segment operating profit margin increased by 180 basis points to 10 percent as a result of higher aftermarket volume, favorable product mix and a gain from the transfer of automated systems contracts and services for French hospital equipment to Swisslog, related to a collaboration agreement announced earlier this year.  Second quarter inbound orders totaled $80.9 million, down 36 percent from the prior year primarily due to unfavorable comparisons against strong second-quarter 2011 order activity in gate equipment and automated systems.  Backlog was $153.5 million, a decline of 23 percent year-over-year, but up 2 percent sequentially.

Corporate Items

Corporate items in the second quarter excluding net interest expense were $7.6 million, an increase of $3.4 million from the same period in 2011.  The increase was driven primarily by a $1.7 million unfavorable mark-to-market impact on foreign currency positions, $0.6 million of costs related to the JBT FoodTech acquisition and other items.

Cash generated by operating activities was $31.9 million.  The Company ended the quarter with debt, net of cash, of $104.9 million, a decline of $18.9 million from $123.8 million at March 31, 2012.  Cash and cash equivalents and total debt positions at quarter end were higher relative to the prior-year period due to timing related to settlement of certain foreign subsidiary intercompany loans.  Net interest expense for the quarter was $1.8 million, essentially flat relative to the second quarter of 2011.

Income tax expense in the second quarter of 2012 reflected an effective income tax rate for the full year of 35 percent.

Capital expenditures for the quarter totaled $5.9 million, and depreciation and amortization totaled $5.9 million.

2012 Outlook

The Company continues to expect modest top-line growth in 2012.  Savings from strategic actions and typically stronger seasonal results in the second half of the year are expected to drive margin expansion in 2012.  As a result, the Company is reaffirming its guidance range of $1.35 - $1.45 for 2012 diluted earnings per share from continuing operations.  The Company will provide further market updates during tomorrow’s scheduled earnings call.

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Second Quarter Earnings Conference Call

The Company will hold a conference call at 10:00 AM EDT on Tuesday, August 7, 2012 to discuss the second quarter 2012 results.  The call can be accessed live by dialing (877) 235-3250 or (706) 643-5005 and using conference ID 98253959, or through the Investor Relations link on JBT Corporation’s website at http://ir.jbtcorporation.com.  An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 PM EDT on August 7, 2012.

JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries.  JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment.  JBT Corporation employs approximately 3,200 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries.  For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control.  These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2011 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website.  The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FINANCIAL TABLES FOLLOW

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JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenue	$214.4	$252.5	$419.1	$454.0
Cost of sales	160.4	192.7	314.7	343.0

Gross profit	54.0	59.8	104.4	111.0

Selling, general and administrative expense	37.7	37.8	76.7	75.5
Research and development expense	3.3	4.9	7.2	9.8
Other income, net	(1.0)	(0.3)	(1.3)	(1.0)

Operating income	14.0	17.4	21.8	26.7

Net interest expense	(1.8)	(1.7)	(3.4)	(3.4)
Income from continuing operations before income taxes	12.2	15.7	18.4	23.3
Provision for income taxes	4.3	5.3	6.5	8.0
Income from continuing operations	7.9	10.4	11.9	15.3
Loss from discontinued operations, net of taxes	(0.2)	(0.1)	(0.3)	(0.1)
Net income	$7.7	$10.3	$11.6	$15.2

Basic earnings per share:
Income from continuing operations	$0.27	$0.36	$0.41	$0.53
Loss from discontinued operations	-	-	(0.01)	-
Net income	$0.27	$0.36	$0.40	$0.53

Diluted earnings per share:
Income from continuing operations	$0.27	$0.35	$0.40	$0.52
Loss from discontinued operations	(0.01)	-	-	-
Net income	$0.26	$0.35	$0.40	$0.52

Weighted average shares outstanding
Basic	29.1	28.8	29.1	28.8
Diluted	29.5	29.3	29.4	29.3

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenue

JBT FoodTech	$137.5	$154.3	$253.8	$261.2
JBT AeroTech	77.7	97.2	163.5	189.7
Other revenue (1) and intercompany eliminations	(0.8)	1.0	1.8	3.1
Total revenue	$214.4	$252.5	$419.1	$454.0

Income before income taxes

Segment operating profit
JBT FoodTech	$14.1	$14.0	$20.8	$19.7
JBT AeroTech	7.5	7.6	12.8	15.3
Total segment operating profit	21.6	21.6	33.6	35.0

Corporate items
Corporate expense	(4.3)	(3.8)	(8.3)	(7.8)
Other expense, net (2)	(3.3)	(0.4)	(3.5)	(0.5)
Net interest expense	(1.8)	(1.7)	(3.4)	(3.4)
Total corporate items	(9.4)	(5.9)	(15.2)	(11.7)

Income from continuing operations before income taxes	$12.2	$15.7	$18.4	$23.3

(1) Other revenue comprises certain gains and losses on derivatives related to foreign exchange exposure.

(2) Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, restructuring costs, foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations. Other expense, net includes a release of $0.3 million of restructuring reserves in six months ended June 30, 2012 related to JBT AeroTech and $0.2 million and $1.2 million of restructuring costs in the three months and six months ended June 30, 2011, respectively, related to JBT FoodTech.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Inbound Orders

JBT FoodTech	$162.9	$155.0	$309.8	$288.8
JBT AeroTech	80.9	127.1	169.5	204.4
Other and intercompany eliminations	(0.8)	1.0	1.8	3.1

Total inbound orders	$243.0	$283.1	$481.1	$496.3

	June 30,
	2012	2011
Order Backlog

JBT FoodTech	$154.5	$131.0
JBT AeroTech	153.5	198.1

Total order backlog	$308.0	$329.1

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30,	December 31,
	2012	2011
	(Unaudited)

Cash and cash equivalents	$74.6	$9.0
Trade receivables, net	144.2	189.4
Inventories	124.7	122.3
Other current assets	41.9	38.4
Total current assets	385.4	359.1

Property, plant and equipment, net	122.0	124.7
Other assets	114.1	108.4
Total assets	$621.5	$592.2

Accounts payable, trade and other	$69.4	$82.5
Advance payments and progress billings	66.6	57.4
Other current liabilities	88.4	99.8
Total current liabilities	224.4	239.7

Long-term debt, less current portion	176.3	135.7
Accrued pension and other postretirement benefits,
less current portion	105.0	109.2
Other liabilities	29.4	27.8
Common stock, paid-in capital and retained earnings	165.8	156.5
Accumulated other comprehensive loss	(79.4)	(76.7)
Total stockholders' equity	86.4	79.8
Total liabilities and stockholders' equity	$621.5	$592.2

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Six Months Ended
	June 30,
	2012	2011

Cash Flows From Operating Activities:
Income from continuing operations	$11.9	$15.3

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	11.8	11.9
Other	0.2	0.9

Changes in operating assets and liabilities:
Trade accounts receivable, net	44.7	4.9
Inventories	(2.8)	(19.7)
Accounts payable, trade and other	(12.0)	0.4
Advance payments and progress billings	9.6	1.8
Other - assets and liabilities	(15.4)	(2.3)

Cash provided by continuing operating activities	48.0	13.2

Cash required by discontinued operating activities	(0.3)	(0.3)

Cash Flows From Investing Activities:
Acquisitions	(5.0)	-
Capital expenditures	(11.1)	(10.7)
Other	0.7	(0.9)

Cash required by continuing investing activities	(15.4)	(11.6)

Cash Flows From Financing Activities:
Net proceeds on credit facilities	39.5	0.2
Dividends paid	(4.4)	(4.4)
Other	(1.6)	(3.1)

Cash provided (required) by financing activities	33.5	(7.3)

Effect of foreign exchange rate changes on cash and cash equivalents	(0.2)	0.1

Increase (decrease) in cash and cash equivalents	65.6	(5.9)

Cash and cash equivalents, beginning of period	9.0	13.7

Cash and cash equivalents, end of period	$74.6	$7.8